                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

              Corel Corporation Announces Shareholder Rights Plan


OTTAWA, CANADA -- FEBRUARY 11, 1999 -- Corel Corporation today announced its Board of Directors has implemented a shareholder rights plan (the "Plan"). The Plan is subject to regulatory approval and shall not be effective until such approval is granted.

The Plan was previously approved by regulators in July 1998, but such approval has lapsed. The Board has decided to submit the Plan to the forthcoming Annual Meeting of Shareholders, rather than to a special meeting.

The Plan has been adopted in order to provide Corel's Board of Directors and shareholders with sufficient time to assess and evaluate any take-over-bid and, in the event a bid is made, to provide the Board of Directors with an appropriate period of time to explore and develop alternatives which maximize shareholder value. The Plan is also intended to ensure that all of Corel's shareholders are treated equally if a bid is made. The Plan is not intended to deter take-over bids.

Once regulatory approval has been granted, the Plan will be operative until the date of Corel's next Annual and Special Shareholders' Meeting at which Corel shareholders will consider the Plan. It is anticipated that the meeting will occur on April 14, 1999. To remain effective, the Plan must be approved by more than 50 percent of the votes cast at that meeting.


COREL CORPORATION

Corel Corporation is an internationally recognized developer of award-winning graphics and business productivity applications. Development of market-leading products such as the CorelDRAW(R) line of graphics applications and the Corel(R) WordPerfect(R) Suite of business tools is continually evolving to meet the demands of the corporate, retail and academic markets. Committed to performance, compatibility, value and open standards, Corel develops products for the Windows(R), Macintosh(R), UNIX(R), Linux(R) and Java(TM) platforms. Corel's common stock trades on The NASDAQ Stock Market under the symbol COSFF and on the Toronto Stock Exchange under the symbol COS. For more information visit Corel's Web site at www.corel.com.

Corel, WordPerfect, CorelDRAW and the Go Further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. UNIX is a registered trademark of The Open Group. All other product and company names are trademarks or registered trademarks of their respective companies.